Exhibit 21.1

                           D & E Communications, Inc.

                           Subsidiaries of the Company
                             as of December 31, 1996
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The following is a listing of all subsidiaries of the Registrant, the state of incorporation of each, and the names under which subsidiaries do business.


                                State of         Doing Business
Subsidiary                      Incorporation    Under Name of
----------------------------    -------------    ----------------------------
Denver and Ephrata Telephone                     Denver and Ephrata Telephone
  and Telegraph Company          Pennsylvania      and Telegraph Company

Red Rose Communications, Inc.    Pennsylvania    Red Rose Communications, Inc.

D & E Marketing Corp.            Pennsylvania    D & E Marketing Corp.